SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D.C.   20549

                      ____________________________________________



                                         FORM 8-K


                                      CURRENT REPORT


                              Pursuant to Section 13 or 15(d)
                          of the Securities Exchange Act of 1934


                      ____________________________________________


                                      September 11, 1996


                     Date of Report (Date of earliest event reported)



                                       TANDY CORPORATION



                    (Exact name of registrant as specified in charter)




                       Delaware             1-5571           75-1047710
                    (State or other      (Commission       (IRS Employer
                    jurisdiction of       File Number)  Identification No.)
                     incorporation)




               1800 Tandy Center, Fort Worth, Texas     76102
               (Address of principal executive offices)(Zip Code)



          Registrant's telephone number, including area code (817) 390-3700


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          Item 5.    OTHER

               The text of a press release issued by the Company on September 11, 1996 is set forth below:

                   ONE-STOP TELEPHONE SHOPPING RETURNS TO AMERICA!
                  SPRINT, SPRINT SPECTRUM AND RADIOSHACK JOIN FORCES

                  Joint Marketing Pact Includes Store-Within-A-Store

             NEW YORK, NY, September 11, 1996 - Sprint, Sprint Spectrum and RadioShack, a division of Tandy Corporation, today announced a major alliance that will allow consumers to purchase a full range of Sprint-branded communications services and products through approximately 6,800 RadioShack stores and participating dealers blanketing the United States.

             "This alliance will result in unprecedented nationwide distribution of communications products and services through a retail channel," said William T. Esrey, Chairman and Chief Executive Officer of Sprint. "Sprint, Sprint Spectrum and RadioShack will offer to consumers a complete package of customized consumer products, simply and conveniently in a familiar store in their neighborhood."

             "Sprint, Sprint Spectrum and RadioShack share a strategic vision of one-stop telephone shopping that cannot be readily duplicated," said John V. Roach, Chairman and Chief Executive Officer of RadioShack's parent, Tandy Corporation. "This alliance will permit a broad range of telephone products to be sold at a Sprint store-within-a-store that will also sell long distance, wireless personal communications service, local telephone service, Internet access and other services. The new era in telecommunications will take a giant step forward for the consumer with this alliance."

             Under the agreement, Sprint, Sprint Spectrum and RadioShack will create a "store-within-a-store." Customers will have access to a full service communications information center that will offer Sprint Spectrum personal communications services
          (PCS), Sprint long distance, local and wireless phone service, Internet access and paging, as well as Spree pre-paid phone cards and phone sets. RadioShack will also be the exclusive retailer of Sprint-branded "residential" telephones.

             RadioShack will also be one of the first retail locations where Sprint Spectrum will sell its new wireless personal communications service (PCS). Sprint Spectrum, a partnership of Sprint, TeleCommunications Inc. (TCI), Cox Communications and Comcast Corporation, plans to launch its nationwide, digital PCS service in 15 to 20 markets by year end and in the remainder of its 32 major trading areas in the first quarter of 1997.

             "The nationwide reach of RadioShack is a perfect complement for our national PCS service," said Andrew Sukawaty, Chief Executive Officer of Sprint Spectrum. "RadioShack will be the largest retail distribution channel for Sprint Spectrum and will

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          be a key sales outlet for our nationwide launch along with sales through our partners and Sprint Spectrum retail stores."

             Sprint-branded PCS products and services are expected to be available in about 300 RadioShack stores in approximately 15 cities by year end, with the full line of Sprint products and services expected to be available in as many as 4,500 additional stores in 1997.

          "Sprint has a strong brand equity and this partnership extends that equity into the retail marketplace by putting Sprint's product and services within five minutes reach of 94 percent of the population," said Leonard Roberts, President of RadioShack and Tandy Corporation. "We believe that Sprint and RadioShack will redefine how consumers deal with communications providers for the next century."

             The joint marketing and co-branding strategy will be supported by a multimillion-dollar advertising campaign to be launched in the third quarter of 1997. Sprint products will also be featured in RadioShack catalogs.

             Sprint is a global communications company at the forefront in integrating long distance, local wireless communications services, and the world's largest carrier of Internet traffic. Sprint built and operates the United States' only nationwide, all-digital, fiber-optic network and is the leader in advanced data communications services. Sprint has $12.8 billion in annual revenues and serves more than 15 million business and residential customers.

             Sprint Spectrum is constructing a nationwide network to deliver PCS, the next generation of digital wireless services to consumers and businesses. Sprint Spectrum's national digital PCS network will offer PCS service in 32 Major Trading Areas with a population of 182.5 million, making it potentially the largest wireless communications company in the United States.

             With $3.2 billion in annual sales and more than 6,800 locations nationwide, RadioShack is America's favorite electronics store for electronic parts and accessories, telecommunications products and services and repair service for most major brands of consumer electronics.

               In the press release set forth above, the Company makes certain forward-looking statements. These statements are based on the Company's current expectations and are subject to a number of risks and uncertainties that could cause actual results in the future to differ significantly from results expressed or implied in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include uncertainties regarding the extent of consumer demand for wireless personal communications service and other telecommunications products and services, and the risks associated with newly-established marketing alliances. Additional risks are set forth in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.




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                                      SIGNATURE


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 18th day of September, 1996.



                                               TANDY CORPORATION
                                                  (Registrant)



          Date September 18, 1996             By:/S/ DWAIN H. HUGHES
                                               _________________________

                                               Dwain H. Hughes
                                               Senior Vice President and
                                               Chief Financial Officer




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